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EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
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PRIMARY AND FULLY DILUTED BASIS:
                                                       For the three  months ended    For the six months ended
                                                               June 30,                       June 30,
                                                        1,996         1,995            1,996         1,995
                                                    ---------------------------    ---------------------------
Net income                                             $136,928       $45,974         $330,994      $124,746

Weighted average shares outstanding                     704,854       704,854          704,854       704,582

Earnings per share                                        $0.19         $0.07            $0.47         $0.18

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